                    CONSENT OF INDEPENDENT ACCOUNTANTS

  We hereby consent to the incorporation by reference in the Prospectuses and Statement of Additional Information constituting parts of this Post-Effective Amendment No. 20 to the registration statement on Form N-1A (the "Registration Statement") of our report dated January 6, 1999 relating to the financial statements and financial highlights appearing in the November 30, 1998 Annual Report to Shareholders of Vanguard Convertible Securities Fund, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the heading "Financial Highlights" in the Prospec-tuses and under the headings "Financial Statements" and "Service Providers -- Independent Accountants" in the Statement of Additional Information.

PricewaterhouseCoopers LLP
Philadelphia, PA
March 11, 1999